Exhibit 99.5
CONVERSION AGENT AGREEMENT

     THIS CONVERSION AGENT AGREEMENT (this “Agreement”) between General Cable Corporation, a Delaware corporation (the “Company”) and Mellon Investor Services LLC, a New Jersey limited liability company (“Mellon”), is dated and effective as of November 9th, 2005. All terms not defined herein shall have the same meaning as set forth in the Letter of Transmittal (as described below).
1. Appointment.
     (a) The Company is offering to pay a cash premium upon the conversion of any and all of its outstanding shares of 5.75% Series A Redeemable Convertible Preferred Stock, $50.00 liquidation preference per share (the “Preferred Stock”), into shares of its common stock, $0.01 par value per share (the “Common Stock”). The consideration offered for shares of Preferred Stock (“Preferred Shares”) converted pursuant to the Conversion Offer (as defined below) shall be an amount, payable in cash, equal to $7.88 for each Preferred Share validly surrendered for conversion plus an amount equivalent to the dividends accrued on such Preferred Share from and after the last dividend payment date prior to the Expiration Date, which dividend payment date shall be November 24, 2005, up to but not including the Settlement Date (the “Conversion Consideration”). Each Preferred Share shall be convertible in the Conversion Offer into 4.998 shares of Common Stock, subject to adjustment as provided in the Certificate of Designations governing the Preferred Stock, and less fractional shares. In lieu of issuing fractional shares, the Company will pay to each holder thereof a cash adjustment for such fractional shares equal to the product of (i) the amount of the fractional share and (ii) the closing price of a share of Common Stock on the second trading day immediately preceding the date that all conversions in the Conversion Offer are settled, as described in the Conversion Offer Prospectus.
     (b) Holders that validly surrender their Preferred Shares for conversion will receive the Conversion Consideration in addition to the shares of Common Stock issuable upon conversion pursuant to the conversion terms of the Preferred Stock and upon the terms and subject to the conditions set forth in the Conversion Offer Prospectus dated November 9, 2005, as the same may be amended from time to time, and the related Letter of Transmittal, which together, as they may be supplemented or amended from time to time, constitute the “Conversion Offer.” The Conversion Offer shall expire at 5:00 p.m., New York City time, on Friday, December 9, 2005 (the “Initial Expiration Date”), or on such subsequent date or time to which the Company may extend the Conversion Offer, written notice of which shall be provided to Mellon. Pursuant to and in accordance with the terms of the Conversion Offer Prospectus, the Company expressly reserves the right to extend the Conversion Offer from time to time and may extend the Conversion Offer as provided herein. The later of the Initial Expiration Date and the latest time and date to which the Conversion Offer may be so extended is hereinafter referred to as the “Expiration Date”.
     The Conversion Offer was commenced by the Company on November 9, 2005. The Letter of Transmittal accompanying the Conversion Offer Prospectus (or in the case of book-entry securities, the Automated Tender Offer Program (“ATOP”) of The Depository Trust Company (the “Book-Entry Transfer Facility”)) is to be used by the holders of Preferred Stock to accept the Conversion Offer and contains instructions with respect to the delivery of certificates for Preferred Shares surrendered for conversion in connection therewith. Notwithstanding anything contained herein or in the Conversion Offer Prospectus or Letter of Transmittal to the contrary, the Conversion Agent’s obligations with respect to receipt and inspection of the Letter of Transmittal in connection with the Conversion Offer shall be satisfied for all purposes hereof by inspection of the electronic message (the “Agent’s Message”) transmitted to the Conversion Agent by the Book-Entry Transfer Facility, in accordance with ATOP, and by otherwise observing and complying with all procedures established by the Book-Entry Transfer Facility in connection with ATOP, to the extent that ATOP is utilized by Conversion Offer participants.
     (c) The Company hereby appoints Mellon to act as Conversion Agent (the “Conversion Agent”) in connection with the Conversion Offer, pursuant to the terms and conditions of this Agreement. Mellon will perform such duties and only such duties as are specifically set forth in the section of the Conversion Offer Prospectus captioned “The Conversion Offer” and the Letter of Transmittal or as specifically set forth herein. Mellon acknowledges that it has already been engaged by the Company to act as its transfer agent, registrar, dividend payment agent and redemption agent with respect to the Preferred Stock, and as its transfer agent and registrar with respect to the Common Stock, and Mellon will continue to perform such services and do such things as may be required by such other engagements in addition to requirements set forth in this Agreement at no additional cost to the Company (other than such costs as are provided by the existing terms of the applicable agreements between Mellon and the Company).
2. Conversion of Preferred Shares.
     (a) Preferred Shares shall be considered validly surrendered to Mellon for conversion into Common Stock only if:
          (i) Mellon receives prior to the Expiration Date (x) certificates representing such Preferred Shares, (or a Confirmation (as defined in Section 2(b) below) relating to such Preferred Shares) and (y) a properly completed and duly executed Letter of Transmittal (and any other forms, signatures, guarantees, documents or information that may be required thereby) or an Agent’s Message (as defined in Section 2(b) below) relating thereto; or
          (ii) A final determination of the adequacy of the items received has been made by the Company, and prompt written notice thereof has been made to Mellon.
     (b) For the purpose of this Agreement: (i) a “Confirmation” shall be a confirmation of book-entry transfer of Preferred Shares into a Mellon account at the Book-Entry Transfer Facility to be established and maintained by Mellon in accordance with Section 3 hereof; (ii) an “Eligible Institution” shall be a member firm of a national securities exchange registered with the Securities and Exchange Commission or of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States; and (iii) an “Agent’s Message” shall be a message transmitted through electronic means by the Book-Entry Transfer Facility, in accordance with the normal procedures of such Book-Entry Transfer Facility and Mellon, to and received by Mellon and forming part of a Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility converting the Preferred Shares which are the subject of such Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal, and that the Company may enforce such agreement against such participant. The term Agent’s Message shall also include any hard copy printout evidencing such message generated by a computer terminal maintained at Mellon’s office.
     (c) The Company shall not be required to accept Preferred Shares surrendered for conversion or pay the related Conversion Consideration if any of the conditions set forth in the Conversion Offer Prospectus or the Letter of Transmittal are not met. Notice of any decision by the Company not to accept for conversion or pay the Conversion Consideration in respect of any Preferred Shares surrendered for conversion shall be given (such notice, if given orally, to be promptly confirmed in writing) by the Company to Mellon. If, pursuant to the Conversion Offer, the Company does not accept Preferred Shares for conversion for all or part of any Preferred Shares surrendered for conversion, Mellon shall, promptly after it receives written notice of the expiration or termination of the Conversion Offer, return to the persons who deposited them (or to such other person named in the Letter of Transmittal) (i) those certificates for Preferred Shares not accepted (or effect appropriate book-entry transfer), or issue or cause to be issued and delivered a new certificate for the amount of Preferred Shares not converted, registered in the same name as the partially converted certificate, or in another name in accordance with the appropriate transfer instructions of the person who has made the partial conversion of Preferred Shares deposited with Mellon, together with (ii) any related required documents and the Letters of Transmittal relating thereto that are in Mellon’s possession.
     (d) Mellon shall accept Preferred Shares surrendered for conversion:
          (i) in cases where the Preferred Shares are registered in two or more names only if signed by all named holders;
          (ii) in cases where the signing person (as indicated on the Letter of Transmittal) is acting in a fiduciary or a representative capacity only when proper evidence of his or her authority so to act is submitted; and
          (iii) from persons other than the registered holder of Preferred Shares, provided that customary transfer requirements, including payment of any applicable transfer taxes, are fulfilled.
     (e) Mellon shall stamp all Letters of Transmittal as to the date and, after the Expiration Date, the time of receipt thereof and Mellon shall preserve such documents for a period of time at least equal to that which Mellon preserves other records pertaining to the conversion of the Preferred Shares. Mellon shall dispose of unused solicitation materials, including Letters of Transmittal, in accordance with its normal practices.
3. Book-Entry Account. Mellon will establish a book-entry account with respect to the Preferred Stock at the Book-Entry Transfer Facility for purposes of the Conversion Offer within two business days after the date of the Conversion Offer Prospectus and written notice thereof to Mellon. Any financial institution that is a participant in the Book-Entry Transfer Facility’s system may make book-entry delivery of the Preferred Shares by causing the Book-Entry Transfer Facility to transfer such Preferred Shares into such account in accordance with the Book-Entry Transfer Facility’s procedures for such transfer; and Mellon may effect withdrawals of Preferred Stock by book-entry movement out of such account. The account shall be maintained until all Preferred Shares surrendered for conversion pursuant to the Conversion Offer shall have been either accepted for payment or returned. Mellon, as Conversion Agent, may enter into agreements or arrangements with the Book-Entry Transfer Facility which, among other things, provide that (i) delivery of an Agent’s Message will satisfy the terms of the Conversion Offer, (ii) such agreements or arrangements are enforceable against the Company by such Book Entry Transfer Facility or participants therein and (iii) Mellon, as Conversion Agent, is authorized to enter into such agreements or arrangements on behalf of the Company. Without limiting any other provision of this Agreement, Mellon is expressly authorized to enter into any such agreements or arrangements on behalf of the Company and to make any necessary representations or warranties in connection thereunder, and any such agreement or arrangement shall be enforceable against the Company.
4. Procedure for Deficient Items.
     (a) Mellon, in its capacity as Conversion Agent, will examine each Letter of Transmittal, Notice of Guaranteed Delivery (if applicable) and certificate representing Preferred Shares, or in the case of a book-entry transfer, an Agent’s Message and Confirmation at the Book-Entry Transfer Facility, as applicable, and any other documents delivered or mailed to Mellon by or for holders of Preferred Stock to ascertain whether:
          (i) the Letters of Transmittal and any such other documents are duly executed and properly completed in accordance with instructions set forth therein; and
          (ii) the Preferred Shares have otherwise been properly surrendered for conversion.
     (b) In each case where Mellon concludes that the Letter of Transmittal or any other document has been improperly completed, executed or transmitted, or any of the certificates representing Preferred Shares are not in proper form for transfer or some other irregularity in connection with the acceptance of the Conversion Offer exists, Mellon will endeavor to inform the presenters of the need for fulfillment of all requirements and to take any other action as may be reasonably necessary or advisable to cause such irregularity to be corrected.
     (c) The determination of all questions as to validity, form, eligibility, acceptance and withdrawal with respect to certificates representing Preferred Shares surrendered for conversion shall be made by the Company. With the approval of the President, Chief Financial Officer, any Senior or Executive Vice President, any Vice President, Controller, Treasurer, Assistant Treasurer or the Acting Corporate Secretary of the Company (each, an “Authorized Officer”) (such approval, if given orally, to be promptly confirmed in writing), or any other party designated in writing by any such officer, Mellon is authorized to waive any defects, irregularities or conditions of surrender or withdrawal in connection with any surrender of Preferred Stock for conversion or withdrawal thereof pursuant to the Conversion Offer.
     (d) Preferred Shares may be surrendered for conversion only as set forth in the section of the Conversion Offer Prospectus captioned “The Conversion Offer—Procedures for Surrendering Shares of Series A Preferred Stock in the Conversion Offer” and in the Letter of

Transmittal, and such shares shall be considered properly surrendered to Mellon only when surrendered in accordance with the procedures set forth therein. Notwithstanding the provisions of this Section 4 to the contrary, Preferred Shares which any Authorized Officer shall approve as having been properly surrendered for conversion shall be considered to be properly surrendered (such approval, if given orally, shall be promptly confirmed in writing).
     (e) Mellon shall advise the Company with respect to any Preferred Shares received subsequent to the Expiration Date and accept any instructions of the Company with respect to disposition of such Preferred Stock.
5. Report of Conversion Activity.
     (a) Mellon shall advise each of the parties named in Section 5(c) hereof (and such other person or persons as the Company may request in writing) by e-mail and/or facsimile as to the number of Preferred Shares which have been surrendered for conversion pursuant to the Conversion Offer and the items received by Mellon pursuant to this Agreement, reporting, as of the time of such advisement: (i) the number of Preferred Shares duly converted on such day; (ii) the number of Preferred Shares duly converted represented by certificates physically held by Mellon on such day; (iii) the number of Preferred Shares duly converted represented by Notices of Guaranteed Delivery on such day; (iv) the number of Preferred Shares duly converted through book-entry transfer on such day; (v) the number of Preferred Shares withdrawn on such day; (vi) the number of Preferred Shares represented by surrenders that were improperly received or submitted; and (vii) the cumulative totals of Preferred Shares in categories (i) through (vi) above
     (b) Mellon shall provide the information specified in Section 5(a) daily by no later than 3:00 p.m., New York Time, and more frequently during the week immediately preceding the Expiration Date, if requested, up to and including the Expiration Date.
     (c) In addition, Mellon shall also inform and cooperate in making available to the Company or any such other person or persons upon oral or written request such other information as may reasonably be requested from time to time. Such cooperation shall include, without limitation:
          (i) making available such persons employed by Mellon who are responsible for receiving Preferred Shares surrendered for conversion in order to ensure that immediately prior to the Expiration Date the Company has received sufficient information to decide whether to extend the Conversion Offer; and
          (ii) providing the Company with a final list of the aggregate number of Preferred Shares surrendered for conversion and the aggregate number of Preferred Shares accepted for conversion.
     (d) Mellon shall provide the foregoing information to the following persons (and such other persons as may be specified in writing by the Company):

(i)	Robert J. Siverd
Executive Vice President, General Counsel and Secretary
General Cable Corporation
4 Tesseneer Drive
Highland Heights, Kentucky 41076
Tel.: (859) 572-8000
Fax: (859) 572-8444

(ii)	Blank Rome LLP (legal counsel to General Cable Corporation with respect to the Conversion Offer)
One Logan Square
Philadelphia, Pennsylvania 19103

Alan H. Lieblich, Esq.
Tel.: (215) 569-5693
Fax: (215) 832-5693

Jeffrey M. Taylor, Esq.
Tel.: (215) 569-5579
Fax: (215) 832-5579
6. Instructions. Any instructions given to Mellon orally, as permitted by any provision of this Agreement, shall be promptly confirmed in writing by the Company, as the case may be, as soon as practicable. Mellon shall not be liable or responsible and shall be fully authorized and protected for acting, or failing to act, in accordance with any oral instructions which do not conform with the written confirmation received in accordance with this Section.
7. Notice of Withdrawal. Preferred Shares surrendered for conversion pursuant to the Conversion Offer are irrevocable, subject, however, to the terms and conditions set forth in the Conversion Offer Prospectus and the Letter of Transmittal. Preferred Shares surrendered for conversion pursuant to the Conversion Offer may be withdrawn at any time prior to the Expiration Date under the circumstances set forth in the Conversion Offer Prospectus and the Letter of Transmittal. Mellon is authorized and directed to examine any notice of withdrawal to determine whether it believes any such notice may be defective. In the event Mellon concludes that any such notice is defective it shall, after consultation with and on the instructions of the Company, use reasonable efforts in accordance with its regular procedures to notify the person delivering such notice of such determination. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Company in its sole discretion, whose determination shall be final and binding. Any Preferred Shares so withdrawn shall no longer be considered to be properly converted unless such Preferred Shares are re-submitted for conversion prior to the Expiration Date pursuant to Section 2 hereof.
8. Amendment/Extension of Conversion Offer. Any amendment to or extension of the Conversion Offer, as the Company shall from time to time determine, shall be effective upon notice to Mellon from the Company given by oral (promptly confirmed in writing) or written notice to Mellon before 9:00 a.m., New York City time, on the business day following the previously scheduled Expiration Date; provided that Mellon may rely on and shall be authorized and protected in acting or failing to act upon any such notice even if such notice is not confirmed in writing or such confirmation conflicts with such notice. If at any time the Conversion Offer shall be terminated as permitted by the terms thereof, the Company shall promptly notify Mellon of such termination.
9. Distribution of Entitlements.
     (a) Upon satisfaction or waiver of all of the conditions to the Conversion Offer, the Company will accept Preferred Shares validly surrendered to Mellon for conversion on the terms and subject to the conditions set forth in the Conversion Offer Prospectus and the Letter of Transmittal. As soon as practicable after notice (such notice, if given orally, to be promptly confirmed in writing) of acceptance of Preferred Shares by the Company and receipt by Mellon of the funds referred to in Section 9(b) below, Mellon will:
          (i) pay any cost adjustment for fractional shares for Preferred Shares duly surrendered and converted pursuant to the Conversion Offer by official Mellon bank check on behalf of the Company;
          (ii) in accordance with the written instructions received by Mellon in the Letters of Transmittal, cause the amounts necessary for payment of the Conversion Consideration to Holders entitled to payment of the Conversion Consideration, less any adjustments required by the terms of the Conversion Offer and all applicable tax withholdings, to be paid, on behalf of the Company, by (x) official Mellon bank check or (y) wire transfer to the Book-Entry Transfer Facility for distribution by the Book-Entry Transfer Facility to such Holders in accordance with the ordinary procedures established by the Book-Entry Transfer Facility for making such payments;
          (iii) deliver or cause the Book-Entry Transfer Facility to deliver shares of Common Stock issuable upon conversion of the Preferred Shares by book-entry transfer or otherwise to the persons entitled to receive shares of Common Stock in connection with the Conversion Offer;
provided, however, that in all cases, payment of the Conversion Consideration, any cost adjustment for fractional shares and issuances of Common Stock for Preferred Shares surrendered pursuant to the Conversion Offer will be made only if such surrenders have been duly and validly effected in accordance with all of the requirements of this Agreement.
     (b) Immediately available funds will be deposited with Mellon on or before the day payments are mailed or delivered by Mellon. After such deposit, Mellon shall promptly present certificates for Preferred Shares and, to the extent Mellon is in possession of them, any other documents reasonably requested by the Company, including a statement by Mellon indicating the number of Preferred Shares validly surrendered for conversion, and thereafter deliver the newly-issued certificates of Common Stock in exchange for said Preferred Shares to the proper Holder or Holders thereof.
     (c) The Company will also deposit with Mellon, upon request, immediately available funds in an amount equal to the total stock transfer taxes or other governmental charges, if any, payable in respect of the transfer or issuance to the Company or its nominee or nominees of all

Preferred Shares converted. Upon request by the Company, Mellon will apply to the proper authorities for the refund of money paid on account of such transfer taxes or other governmental charges. On receipt of such refund, Mellon will promptly pay over to the Company all money refunded. Mellon will not be obligated to calculate or pay interest to any holder or any other party claiming through a holder or otherwise.
10. Tax Reporting.
     (a) Mellon shall arrange to comply with all requirements under the tax laws of the United States, including those relating to missing Tax Identification Numbers, and shall file any appropriate reports with the Internal Revenue Service (e.g., Form 1099s, etc.). On or before January 31st of the year following the year in which the Company accepts Preferred Shares for payment, Mellon shall prepare and mail to each converting stockholder whose Preferred Shares were accepted, other than stockholders who demonstrate their status as nonresident aliens in accordance with United States Treasury Regulations (“Foreign Stockholders”), a Form 1099-B reporting the conversion of Preferred Shares as of the date such Preferred Shares are accepted for payment. Mellon shall also prepare and file copies of such Forms 1099-B by magnetic tape with the Internal Revenue Service in accordance with Treasury Regulations on or before February 28th of the year following the year in which the Preferred Shares are accepted for payment.
     (b) Mellon shall deduct and withhold the appropriate backup withholding tax from the payment payable with respect to Preferred Shares converted by any stockholder, other than a Foreign Stockholder, who has not properly provided Mellon with a taxpayer identification number or provided the required certification in lieu thereof, in accordance with Treasury Regulations.
     (c) Should any issue arise regarding federal income tax reporting or withholding, Mellon shall take such reasonable action as the Company may reasonably request in writing. Such action may be subject to additional fees.
11. Authorizations and Protections. As Conversion Agent hereunder Mellon:
     (a) shall have no duties or obligations other than those specifically set forth herein, either by specific description or by reference to the Conversion Offer Prospectus or the Letter of Transmittal, or as may subsequently be agreed to in writing by Mellon and the Company; provided, that if there is any conflict as to the terms of this Conversion Agreement and the terms of the Letter of Transmittal or the terms of the Conversion Offer Prospectus, then the terms of the Conversion Agreement shall prevail.
     (b) shall have no obligation to make payment for any converted Preferred Shares unless the Company shall have provided the necessary immediately available funds to pay in full amounts due and payable with respect thereto;
     (c) shall be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value, or genuineness of any certificates or the Preferred Shares represented thereby deposited with Mellon or converted through an Agent’s Message hereunder and will not be required to and will make no representations as to or be responsible for the validity, sufficiency, value, or genuineness of the Conversion Offer;

     (d) shall not be obligated to take any legal action hereunder; if, however, Mellon determines to take any legal action hereunder, and, where the taking of such action might in Mellon’s judgment subject or expose it to any expense or liability, Mellon shall not be required to act unless it shall have been furnished with an indemnity satisfactory to it;
     (e) may rely on and shall be authorized and protected in acting or failing to act upon any certificate, instrument, opinion, notice, letter, telegram, telex, facsimile transmission, Agent’s Message or other document or security delivered to Mellon and believed by Mellon to be genuine and to have been signed by the proper party or parties;
     (f) may rely on and shall be authorized and protected in acting or failing to act upon the written, telephonic, electronic and oral instructions, with respect to any matter relating to Mellon’s actions as Conversion Agent covered by this Agreement (or supplementing or qualifying any such actions) of any Authorized Officer of the Company;
     (g) may consult counsel satisfactory to it, and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered, or omitted by Mellon hereunder in good faith and in accordance with the advice of such counsel;
     (h) shall not be called upon at any time to advise any person converting or considering converting pursuant to the Conversion Offer as to the wisdom of making such conversion or as to the market value of any security converted thereunder;
     (i) may perform any of its duties hereunder either directly or by or through agents or attorneys and shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with reasonable care by Mellon hereunder, provided such misconduct or negligence is performed in the absence of Mellon’s actual knowledge thereof;
     (j) shall not be liable or responsible for any recital or statement contained in the Conversion Offer or any other documents relating thereto;
     (k) shall not be liable or responsible for any failure of the Company to comply with any of its obligations relating to the Conversion Offer, including without limitation obligations under applicable securities laws;
     (l) is not authorized, and shall have no obligation, to pay any brokers, dealers, or soliciting fees to any person, including without limitation the Dealer-Manager or Information Agent;
     (m) is not authorized to engage or utilize any person to solicit surrenders of Preferred Shares; and
     (n) shall not be liable or responsible for any delay, failure, malfunction, interruption or error in the transmission or receipt of communications or messages through electronic means to or from a Book-Entry Transfer Facility, or for the actions of any other person in connection with any such message or communication.
12. Indemnification.

     (a) The Company agrees to indemnify Mellon for, and hold it harmless from and against, any loss, liability, claim or expense (“Loss”) including the costs and expenses of defending itself against any Loss or enforcing this Agreement, except to the extent that such Loss shall have been determined by a court of competent jurisdiction to be a result of Mellon’s gross negligence or intentional misconduct, arising out of or in connection with any act, omission, delay or refusal made by Mellon in reliance upon any signature, endorsement, assignment, certificate, order, request, notice, instruction or other instrument or document believed by Mellon to be valid, genuine and sufficient and in accepting any Preferred Shares surrendered for conversion or effecting any conversion of Preferred Shares believed by Mellon to be authorized, and in delaying or refusing to accept any Preferred Shares surrendered for conversion or effect any conversion of Preferred Shares, other than any such act, omission, delay or refusal that involves gross negligence, intentional or willful misconduct, or bad faith.
     (b) Mellon shall notify the Company, by letter or facsimile transmission, of the written assertion of a claim or of any other action commenced against Mellon concerning any Loss, promptly after receiving such written assertion or having been served with a summons in connection therewith, provided that the failure to make such notification shall not affect Mellon’s right to receive indemnity hereunder except to the extent that the Company has been prejudiced in any material respect by such failure. The Company shall be entitled to participate at its own expense in the defense of any such claim or other action and, if the Company so elects, the Company shall assume the defense of any suit brought to enforce any such claim. In the event that the Company shall assume the defense of any such suit, the Company shall not be liable for the fees and expenses of any additional counsel thereafter retained by Mellon so long as (i) the Company shall retain counsel reasonably satisfactory to Mellon to defend such suit and (ii) Mellon has not made a good faith determination that a conflict of interest exists between Mellon and the Company.
13. Limitation of Liability.
     (a) In the absence of gross negligence or willful or intentional misconduct on its part, Mellon shall not be liable for any action taken, suffered, or omitted by it or for any error of judgment made by it in the performance of its duties under this Agreement. Anything in this agreement to the contrary notwithstanding, in no event shall Mellon be liable for special, indirect, incidental or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if Mellon has been advised of the likelihood of such damages and regardless of the form of action. Any liability of Mellon will be limited to the amount of fees paid by the Company hereunder.
     (b) In the event any question or dispute arises with respect to the proper interpretation of this Agreement or Mellon’s duties hereunder or the rights of the Company or of any stockholders surrendering certificates for Preferred Shares pursuant to the Offer, Mellon shall not be required to act and shall not be held liable or responsible for refusing to act until the question or dispute has been judicially settled (and Mellon may, if it deems it advisable, but shall not be obligated to, file a suit in interpleader or for a declaratory judgment for such purpose) by final judgment rendered by a court of competent jurisdiction, binding on all stockholders and parties interested in the matter which is no longer subject to review or appeal, or settled by a written document in form and substance satisfactory to Mellon and executed by the Company and each such stockholder and party. In addition, Mellon may require for such purpose, but shall not be obligated to require, the execution of such written settlement by all the stockholders and all other parties that may have an interest in the settlement.
     14. Representations, Warranties and Covenants. The Company represents, warrants and covenants that (a) it is duly incorporated, validly existing and in good standing under the laws of the State of Delaware, (b) the making and consummation of the Conversion Offer and the execution, delivery and performance of all transactions contemplated thereby (including without limitation this Agreement) have been duly authorized by all necessary corporate action and will not, when completed, result in a breach of or constitute a default under the certificate of incorporation or bylaws of the Company or any indenture, agreement or instrument to which the Company is a party or is bound, except for any breaches or defaults under any such indenture, agreement or instrument that has been, or prior to the commencement or expiration of the Conversion Offer will be, waived or cured in accordance with its terms, (c) this Agreement has been duly executed and delivered by the Company and constitutes its legal, valid, binding and enforceable obligation, (d) the Conversion Offer will comply in all material respects with all applicable requirements of law and (e) to the Company’s knowledge, there is no litigation pending or threatened as of the date hereof in connection with the Conversion Offer.
     15. Notices. All notices, demands and other communications given pursuant to the terms and provisions hereof shall be in writing, shall be deemed effective on the date of receipt, and may be sent by facsimile, overnight delivery services, or by certified or registered mail, return receipt requested to:

If to the Company:	with an additional copy to:

General Cable Corporation	Blank Rome LLP
4 Tesseneer Drive	One Logan Square
Highland Heights, Kentucky 41076	Philadelphia, Pennsylvania 19103
Attn: Robert J. Siverd, Executive Vice	Attn: Alan H. Lieblich, Esq.
President, General Counsel and Secretary	Tel: (215) 569-5693
Tel: (859) 572-8000	Fax: (215) 832-5693
Fax: (859) 572-8444

If to Mellon:	with an additional copy to:

Mellon Investor Services LLC	Mellon Investor Services LLC
Newport Office Center VII	Newport Office Center VII
480 Washington Blvd, 27th Floor	480 Washington Blvd, 29th Floor
Jersey City, NJ 07310	Jersey City, NJ 07310
Attn: Event Manager	Attn: Legal Department
Tel:	Tel: 201-680-2198
Fax:	Fax: 201-680-4610
16. Specimen Signatures. Set forth in Exhibit E hereto is a list of the names and specimen signatures of the persons authorized to act for the Company under this Agreement. The Secretary of the Company shall, from time to time, certify to Mellon the names and signatures of any other persons authorized to act for the Company, as the case may be, under this Agreement.
17. Fees. The Company shall pay to Mellon compensation in accordance with the fee schedule attached as Exhibit C hereto, together with reimbursement for out-of-pocket expenses, including reasonable fees and disbursements of counsel, regardless of whether any Preferred Shares are surrendered to Mellon, for Mellon’s services as Conversion Agent hereunder. The Company shall be charged for certain expenses advanced or incurred by Mellon in connection with Mellon’s performance of its duties hereunder. Such charges include, but are not limited to, stationery and supplies, such as transfer sheets, dividend checks, envelopes, and paper stock, as well as any disbursements for telephone, mail insurance, electronic document creation and delivery, travel expenses for annual meetings, link-up charges from Automatic Data Processing Inc. and tape charges from The Depository Trust Company. While Mellon endeavors to maintain such charges (both internal and external) at competitive rates, these charges will not, in all instances, reflect actual out-of-pocket costs, and in some instances may include handling charges to cover internal processing and use of Mellon’s billing systems. However, in no event shall any fees, costs or other expenses be charged to the Company (and the Company shall not be responsible for paying any such fees, costs or other expenses) arising out of any services rendered or duties performed by Mellon in connection with its role as the Company’s transfer agent and registrar with respect to the Common Stock, and the Company’s transfer agent, registrar, dividend disbursing agent and redemption agent with respect to the Preferred Stock (other than such costs as are provided by the existing terms of the applicable agreements between Mellon and the Company). All amounts owed to Mellon hereunder are due upon receipt of the invoice. Delinquent payments are subject to a late payment charge of one and one half percent commencing forty-five days from the invoice date.
18. Termination. Either party may terminate this Agreement upon thirty (30) days prior written notice. Unless terminated earlier by the parties hereto, this Agreement shall continue in effect until all Preferred Shares validly submitted for conversion pursuant to the Conversion Offer have been converted and Mellon has delivered all Conversion Consideration and Common Stock with respect to such Preferred Shares. In the event of such a termination, the Company will appoint a successor conversion agent and inform Mellon of the name and address of any successor conversion agent so appointed, provided that no failure by the Company to appoint such a successor conversion agent shall affect the termination of this Agreement or the discharge of Mellon as conversion agent hereunder. Except as provided below in this Section 18, upon any such termination, Mellon shall be relieved and discharged of any further responsibilities with respect to its duties hereunder. Immediately after such termination, Mellon shall promptly forward to the Company or its designee any funds, certificates for Preferred Shares or Common Stock, instruments, solicitation materials, documents or other items that Mellon may have received in connection with the Conversion Offer.
19. Force Majeure. Mellon shall not be liable for any failure or delay arising out of conditions beyond its reasonable control including, but not limited to, work stoppages, fires, civil disobedience, riots, rebellions, storms, electrical, mechanical, computer or communications facilities failures, acts of God or similar occurrences, it being understood that Mellon shall use reasonable efforts which are consistent with accepted practices in the banking and securities industries to resume performance as soon as practicable under the circumstances.
20. Miscellaneous.
     (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to conflict of laws rules or principles.
     (b) No provision of this Agreement may be amended, modified or waived, except in a writing signed by all of the parties hereto.
     (c) In the event that any claim of inconsistency between this Agreement and the terms of the Conversion Offer arise, as they may from time to time be amended, the terms of the Conversion Offer shall control, except with respect to Mellon’s duties, liabilities and rights as Conversion Agent, including without limitation compensation and indemnification, which shall be controlled by the terms of this Agreement.
     (d) If any provision of this Agreement shall be held illegal, invalid, or unenforceable by any court, this Agreement shall be construed and enforced as if such provision had not been contained herein and shall be deemed an Agreement among the parties hereto to the full extent permitted by applicable law.
     (e) This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the respective successors and assigns of the parties hereto.
     (f) This Agreement may not be assigned by any party without the prior written consent of all parties.
     (g) Sections 2(c), 17, 18, 20(a), 20(g) and 21 hereof shall survive termination of this Agreement.
     (h) This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and same instrument.
21. Confidentiality. In connection with the performance of Mellon’s duties on behalf of the Company under this Agreement, Mellon will receive confidential information related to the

Company or its stockholders that is not available to the general public (“Confidential Information”). Mellon agrees that the Confidential Information shall be held and treated by Mellon, its directors, officers, employees, affiliates, agents and subcontractors (collectively, “Representatives”) in confidence and except as hereinafter provided, shall not be disclosed in any manner whatsoever except as otherwise required by law, regulation, subpoena or governmental authority. Confidential Information shall be used by Mellon and its Representatives only for the purposes for which provided and shall be disclosed by Mellon only to those Representatives who have a need to know in order to accomplish the business purpose in connection with which the Confidential Information has been provided; provided, that nothing herein shall limit the disclosure of any such Confidential Information (i) to counsel for the Conversion Agent, (ii) to examiners, auditors, or accountants of the Conversion Agent, (iii) in connection with any litigation to which the Conversion Agent is a party, (iv) to any successor Conversion Agent (or prospective successor Conversion Agent) so long as such successor Conversion Agent (or prospective successor Conversion Agent) first agrees, in writing, to be bound by confidentiality provisions similar in substance to this Section, (v) which was already in Mellon’s possession and which possession was not in violation of the terms of this Section 21 at the time of disclosure, (vi) which is disclosed to Mellon by another person, provided that Mellon did not know or reasonably should not have known that the disclosing person was under any duty of confidentiality to the Company with respect to that Confidential Information, or (vii) independently developed by Mellon without use of the Confidential Information disclosed to it by the Company. In addition, information shall no longer be considered Confidential Information at such time as such information becomes publicly available. For purposes of this Section 21, “Confidential Information” shall include any such information disclosed by the Company to Mellon in connection with the Conversion Offer prior to the date of this Agreement.
[signatures follow on next page]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers as of the day and year above written.

GENERAL CABLE CORPORATION

By:	/s/ Christopher F. Virgulak

Name:	Christopher F. Virgulak
Title:	Chief Financial Officer and Treasurer

MELLON INVESTOR SERVICES LLC

By:	/s/ Mark Smith

Name:	Mark Smith
Title:	Event Manager - Corporate Actions

Exhibit A	Conversion Offer Prospectus
Exhibit B	Letter of Transmittal
Exhibit C	List of Affiliates
Exhibit D	List of Authorized Representatives
Exhibit E	Schedule of Fees

EXHIBIT A
CONVERSION OFFER PROSPECTUS

EXHIBIT B
LETTER OF TRANSMITTAL

EXHIBIT C
LIST OF AFFILIATES

Shareholder	Certificate Numbers of Preferred Shares

EXHIBIT D
LIST OF AUTHORIZED REPRESENTATIVES

Name	Title	Specimen Signature

EXHIBIT E
SCHEDULE OF FEES